THE GRIFFIN FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


     The Griffin Funds, Inc., a Maryland corporation having its principal office in Maryland at c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940
     (the "1940 Act").

          SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended and supplemented (the "Charter") and Article VI thereto, and pursuant to resolutions duly adopted on May 11, 1995, the Board of Directors of the Corporation has duly classified one billion (1,000,000,000) shares of the Corporation's authorized but unclassified and unissued shares of common stock as follows and has provided for the issuance of such series: "Growth Series," consisting of two hundred fifty million (250,000,000) "Class A" shares and two hundred fifty million (250,000,000) "Class B" shares; and "Short-Term Bond Series," consisting of two hundred fifty million (250,000,000) "Class A" shares and two hundred fifty million (250,000,000) "Class B" shares.

          THIRD: In connection with the classification of the two new series of shares (the "New Series"), the Corporation provides the following information pursuant to Section 2-208.1(b) of the Corporations and Associations Article:


           (a) Total Number of Authorized and Classified Shares of the Corporation and its Series Immediately Prior to Classification of New Series' Shares

               The total number of shares the Corporation is authorized to issue is ten billion (10,000,000,000) shares of stock ($.001 par value per share), with an aggregate par value of ten million dollars ($10,000,000). Immediately prior to the classification of the shares of the New Series, the shares of the Corporation and its series were allocated as follows:

         Series                                        Number of Shares

Money Market Series                                      1,000,000,000

Tax-Free Money Market Series                             1,000,000,000

U.S. Government Income Series
        Class A                                            250,000,000
        Class B                                            250,000,000

Municipal Bond Series
        Class A                                            250,000,000
        Class B                                            250,000,000

California Tax-Free Series
        Class A                                            250,000,000
        Class B                                            250,000,000

Growth & Income Series
        Class A                                            250,000,000
        Class B                                            250,000,000

Bond Series
        Class A                                             250,000,000
        Class B                                             250,000,000


            (b)Total Number of Classified Shares of the Corporation and its Series Immediately Following Classification of New Series' Shares

               Immediately after the classification of the shares of the New Series, the total number of shares the Corporation is authorized to issue is unchanged, and the number of shares of stock of each class of the Corporation and its Series consists of the shares described above in Paragraph(a) of this Article Third combined with the following:

Growth Series
        Class A                                             250,000,000
        Class B                                             250,000,000

Short-Term Bond Series
        Class A                                             250,000,000
        Class B                                             250,000,000


               FOURTH: Shares of capital stock of the New Series shall have the following assets, liabilities, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption:

               (a) Assets Belonging to a Class or New Series. All consideration received by the Corporation for the issue or sale of Class A shares or Class B shares of a New Series, together with all assets in which such consideration is invested and reinvested, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to such Class of shares of the New Series with respect to which such assets, payments or funds were received by the Corporation for all purposes, subject only to the rights of creditors, and shall be so handled upon the books of account of the Corporation. Such consideration, assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds in whatever form, are herein referred to as "assets belonging to" such Class or New Series. Any assets, income, earnings, profits, and proceeds thereof, funds or payments which are not readily attributable to any particular Class shall be allocable among any one or more of the Classes of the New Series or other series of the Corporation in such manner and on such basis as the Board of Directors, in its sole discretion, shall deem fair and equitable.

               (b) Liabilities Belonging to a Class or New Series. The assets belonging to Class A shares or Class B shares of the New Series shall be charged with the liabilities in respect of such Class and shall also be charged with such Class's share of the general liabilities of the New Series, and shall further be charged with such New Series' share of the general liabilities of the Corporation determined as hereinafter provided. The determination of the Board of Directors shall be conclusive as to the amount of such liabilities, including the amount of accrued expenses and reserves; as to any allocation of the same to a given New Series or a given Class; and as to whether the same are allocable to one or more Classes or series. The liabilities so allocated to a Class or New Series are herein referred to as "liabilities belonging to" such Class or New Series. Any liabilities which are not readily attributable to any particular Class or New Series shall be allocable among any one or more of the Classes of the New Series or other series of the Corporation in such manner and on such basis as the Board of Directors, in its sole discretion, shall deem fair and equitable.

               (c) Dividends and Distributions. Shares of each Class of the New Series shall be entitled to such dividends and distributions, in stock or in cash or both, as may be declared from time to time by the Board of Directors, acting in its sole discretion, with respect to such Class, provided, however, that dividends and distributions on shares of a Class shall be paid only out of the lawfully available "assets belonging to" such Class as such phrase is defined in Paragraph (a) of this Article FOURTH.

               (d) Liquidating Dividends and Distributions. In the event of the liquidation or dissolution of the Corporation, shareholders of each Class of the two New Series shall be entitled to receive, as a Class, out of the assets of the Corporation available for distribution to shareholders, but other than general assets not belonging to any particular Class, the assets belonging to such Class; and the assets so distributable to the shareholders of any Class of the New Series shall be distributed among such shareholders in proportion to the number of shares of such Class held by them and recorded on the books of the Corporation. In the event that there are any general assets not belonging to any particular Class of a New Series and available for distribution, such distribution shall be made to the holders of stock of all Classes of the New Series in proportion to the asset value of the respective Classes determined as hereinafter provided. In the event that there are any general assets not belonging to a particular New Series and available for distribution, such distribution shall be made to the holders of stock of all series of the Corporation in proportion to the asset value of the respective series determined as hereinafter provided.

               (e) Voting. Each shareholder of each New Series shall be entitled to one vote for each share of capital stock, irrespective of the class, then standing in his name on the books of the Corporation, and on any matter submitted to a vote of shareholders, all shares of capital stock then issued and outstanding and entitled to vote shall be voted in the aggregate and not by series except that: (i) when expressly required by law, shares of capital stock shall be voted by individual class or series and (ii) only shares of capital stock of the respective series or class or classes affected by a matter shall be entitled to vote on such matter. All shares of a New Series shall have all of the rights with respect to votes so provided in the Charter as any other share of a series of the Corporation and as provided in these Articles Supplementary, including on a matter related to a quorum, adjournment and a majority vote.

               (f) Redemption. To the extent the Corporation has funds or other property legally available therefor, each holder of shares of capital stock of a Class of a New Series shall be entitled to require the Corporation to redeem all or any part of the shares standing in the name of such holder on the books of the Corporation, at the redemption price of such shares as in effect from time to time as may be determined by the Board of Directors of the Corporation in accordance with the provisions hereof, subject to the right of the Board of Directors of the Corporation to suspend the right of redemption of shares of capital stock of a Class of a New Series or postpone the date of payment of such redemption price in accordance with provisions of applicable law. Without limiting the generality of the foregoing, the Corporation shall, to the extent permitted by applicable law, have the right at any time to redeem the shares owned by any holder of capital stock of a Class of a New Series if the value of such shares in the account of such holder is less than the minimum initial investment amount applicable to that account as set forth in the Corporation's current registration statement under the 1940 Act, and subject to such further terms and conditions as the Board of Directors of the Corporation may from time to time adopt. The redemption price of shares of capital stock of a Class of a New Series shall, except as otherwise provided in this Paragraph (f) or in the Charter, be the net asset value thereof as determined by, or pursuant to methods approved by, the Board of Directors of the Corporation from time to time in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be specified in the Corporation's current registration statement under the 1940 Act for that Class or New Series. Payment of the redemption price shall be made in cash by the Corporation at such time and in such manner as may be determined from time to time by the Board of Directors of the Corporation unless, in the opinion of the Board of Directors, which shall be conclusive, conditions exist which make payment wholly in cash unwise or undesirable; in such event the Corporation may make payment wholly or partly by securities or other property included in the assets belonging or allocable to the series of the shares redemption of which is being sought, the value of which shall be determined as provided herein.

    FIFTH: The Board of Directors has duly authorized the filing of these Articles Supplementary.

    IN WITNESS WHEREOF, The Griffin Funds, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on the ____ day of May, 1995.

WITNESS:                             THE GRIFFIN FUNDS, INC.


/s/Herbert L. Botts                  By:/s/William A. Hawkins
Herbert L. Botts, Asst. Sec.            William A. Hawkins, President


     THE UNDERSIGNED, President of The Griffin Funds, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                               /s/William A. Hawkins
                                               William A. Hawkins, President